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Exhibit 10.1
SHARE PURCHASE AGREEMENT

AGREEMENT dated as of May 2nd, 2008 among Lakeland do Brasil Empreendimentos e Participações Ltda., a limited company (sociedade limitada) organized under the laws of Brazil (the “Purchaser”),  Lakeland Industries, Inc., a Delaware corporation (“Lakeland”), Miguel Antonio dos Guimarães Bastos, Brazilian Citizen, married, businessman, bearer of the identification Card RG N. 4607520 SSP/BA, enrolled with the Brazilian Taxpayers’ Registry (CPF/MF) under N. 125.891.957-53, resident and domiciled in the City of Lauro de Freitas, State of Bahia, at Condominio Encontro das Águas, Quadra I, Lote 39, 42700-000 (“Miguel”), Elder Marcos Vieira da Conceição, Brazilian Citizen, single, businessman, bearer of the identification Card RG N. 05746155.47 SSP/BA, enrolled with the Brazilian Taxpayers’ Registry (CPF/MF) under N. 793.295.605-63, resident and domiciled in the City of Salvador, State of Bahia, at Rua Clarival do Prado Valladares, 371, Condomínio Monte Trianon – Bairro Caminho das Arvores, CEP 41820-700, (“Elder”), Márcia Cristina Vieira da Conceição Antunes, Brazilian Citizen, married, businesswoman, bearer of the identification Card RG N. 02504273.46 SSP/BA, enrolled with the Brazilian Taxpayers’ Registry (CPF/MF) under N. 507.932.685-91, resident and domiciled in the City of Salvador, State of Bahia, at Alameda Cabo Frio, Quadra 34, Lote 10, Bairro Praias do Flamengo, CEP 41603-115  (“Márcia”, and together with Miguel and Elder, the “Sellers”), Nordeste Empreendedor Fundo Mútuo de Investimento em Empresas Emergentes, enrolled with the Taxpayers’ Registry (CNPJ/MF) under N. 05.047.787/0001-60, by its legal representative UBS Pactual Serviços Financeiros S.A. – Distribuidora de Títulos e Valores Mobiliários, with offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia do Botafogo, 501, 6º andar, parte, enrolled with the Taxpayers’ Registry (CNPJ/MF) under N. 29.650.082/0001-00 ("Nordeste Empreendedor”), Qualytextil S.A., a corporation (sociedade por ações) organized under the laws of Brazil (the “Company”), Conceição Maria Passos de Queiróz, Brazilian Citizen, married, doctor, bearer of the Identification Card RG N. 1190033, enrolled with the Brazilian Taxpayers’ Registry (CPF/MF) under N. 183.884.185-72, resident and domiciled in the City of Lauro de Freitas, State of Bahia, at Condominio Encontro das Águas, Quadra I, Lote 39, 42700-000, and Elton de Carvalho Antunes, Brazilian, married, industrial, bearer of ID Card N. 9012051018 SSP/BA, enrolled with the Brazilian Taxpayers’ Registry under CPF/MF N. 294.962.250-04, resident and domiciled in the City of Salvador, State of Bahia, at Alameda Cabo Frio, s/n., Quadra 34, Lote 10, Praia do Flamengo, 40280-440 (“Elton”).

W I T N E S S E T H

WHEREAS, on or prior to the Closing Date, the Sellers will be the record and beneficial owners of all of the outstanding capital stock of the Company, comprised of 1,507,701 shares, being 1,492,624 shares of common stock and 15,077 shares of Class A preferred stock, without par value, of the Company (the “Shares”), to be distributed among the Sellers, in accordance with the table contained in Exhibit A hereto;

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WHEREAS, the Sellers desire to sell the Shares to the Purchaser and the Purchaser desires to purchase the Shares, free and clear of any Lien, on the terms and conditions hereinafter set forth;

WHEREAS, to induce the Purchaser to enter into this Agreement and to purchase the Shares hereunder, the Sellers have agreed to make certain representations, warranties, covenants, indemnities and other agreements hereunder for the benefit of the Company, the Purchaser and its shareholders;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree to enter into this Share Purchase Agreement ("Agreement"), under the terms and conditions as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  The following terms, when used in this Agreement, shall have the following meanings (given that such meanings are to be equally applicable to the singular and plural forms of the terms defined):

“2008 Adjusted Purchase Price” shall have the meaning set forth in Section 2.05 of this Agreement;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, as control is defined in Article 116 of Brazilian Corporation Law;

“Agreement” means this Share Purchase Agreement and Exhibits attached herein;

“Brazilian Corporation Law” means Law No. 6,404/76 as amended;

“Brazilian GAAP” means generally accepted accounting principles in Brazil;

“Business” means production, manufacture, and sale of personnel protective equipment;

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in the City of São Paulo, State of São Paulo are authorized by law to close;

“CDI” means the average daily rate offered for Extra-Group Overnight Interbank Deposits, calculated and released daily by Central de Custódia e Liquidação Financeira de Títulos - CETIP and capitalized on an annual basis (for a 252-business-day year), or, in case of temporary unavailability or discontinuance thereof, another National Financial System benchmark rate replacing it, as agreed on between the parties.

“Claim” shall have the meaning set forth in Section 10.03 of this Agreement;

“Closing” shall have the meaning set forth in Section 8.01 of this Agreement;

“Closing Date” shall have the meaning set forth in Section 8.01 of this Agreement;

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“Closing Transactions” shall have the meaning set forth in Section 8.02 of this Agreement;

“Company” means Qualytextil S.A.;

“Confidential Information” shall have the meaning set forth in Section 6.02 of this Agreement;

“2007 EBITDA” shall mean the amount of R$3,118,000.00;

“Employees” shall mean the registered employees (including those who are retired but still registered) and appointed officers of the Company or any of its Affiliates, including, but not limited to the employees of Prestserv, as of the date of this Agreement;

“Environmental Laws” shall mean any Law, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of the environment or natural resources;

“Financial Statements” shall have the meaning set forth in Section 3.05 of this Agreement;

“Governmental Authority” means any government, governmental entity, regulatory authority, department, commission, board, agency or instrumentality, any recognized stock exchange and any court, arbitrator, tribunal, whether foreign or domestic with jurisdiction over the Parties;

“Indemnified Party” shall have the meaning set forth in Section 10.01 hereof;

“Intellectual Property” shall mean the intellectual property listed in Exhibit 3.12 attached herein and any other existing technical documentation related to that;

“Law” shall mean any federal, state, or local statute, law, ordinance, regulation, rule, code, decree, other requirement or rule of law of Brazil or any other jurisdiction, and any other similar act or law;

“Liens” shall mean liens, security interests, options, rights of first refusal, easements, charges, indentures, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on the transfer, license, sale, disposal or use of real or personal property;

“Loss” shall have the meaning set forth in Section 10.1 hereof. Any Losses due under this Agreement shall be paid by the Sellers net of any negative or positive Tax effect or potential effect on the Indemnified Party thereof;

“Outstanding Debts” shall mean the actual amount of the outstanding debts of the Company listed in Exhibit B of this Agreement as of the Closing Date;

“Parties” means the Purchaser, Lakeland, the Sellers, and the Company; and “Party” means any of them;

“Permits” shall have the meaning set forth in Section 3.11 of this Agreement;

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“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

“Prestserv” means Prestserv Serviços Ltda., a limited company (sociedade limitada) organized under the laws of Brazil, enrolled with the Brazilian Taxpayers Registry under nº 05.411.989/0001-40, an Affiliate of the Company.

“Purchase Price” shall mean the amount in Reais equivalent to seven (7) times the 2007 EBITDA less all Outstanding Debts;

“R$” or “Reais” shall mean the lawful currency in Brazil;

“Retained Amount” shall mean the aggregate of: (i) up to R$ 649,000.00 to satisfy indemnification regarding the contingencies of the Company, as detailed in Exhibit C hereto, which funds will remain in escrow for five (5) years or upon expiration of the statute of limitations applicable to such contingencies (whichever occurs first) and will only be released by mutual agreement between the Parties; (ii) the amounts of R$ 355,369.00 corresponding to 10% of the receivables and R$ 268,874.00, corresponding to 10% of the stocks of the Company both on December 31, 2007, to satisfy indemnification regarding contingencies of the Company, as detailed in Exhibit C hereto, which funds will remain in escrow for a period of (a) 6 months with respect to the receivables, and (b) one (1) year with respect to the stocks, and will only be released by mutual agreement between the Parties; (iii) 10% of the Purchase Price to satisfy indemnifications for unknown contingencies, representations and warranties, including but not limited to any tax issues, which funds will remain in escrow for the period of two (2) years from the Closing Date, and will only be released by mutual agreement between the Parties; and (iv) 20% of the Purchase Price, which funds shall remain in escrow until the 2008 EBITDA is determined, in order to satisfy the payment of eventual 2008 Adjusted Purchase Price, as set forth in Section 2.05 below;

“Right of First Refusal” shall have the meaning set forth in Section 2.10 of this Agreement;

“Shares” shall mean the shares of common stock and shares of preferred stock of the Company, representing, in the aggregate, 100% of the Company’s voting and total capital stock;

“Supplementary Purchase Price” shall have the meaning set forth in Section 2.06 hereof; and

“Tax” means all taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, without limitation, income, gross receipts, sales, use, goods and services, capital transfer, bulk transfer, franchise, profits, license, withholding, payroll, employment, employer health, social contributions, social security, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, including any amounts payable as a result of the application of monetary correction or any other similar factor imposed by any taxing authority.

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ARTICLE 2
Purchase and Sale of Shares

Section 2.01.  Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, and upon the basis of the representations and warranties contained herein, the Sellers agree to sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and acquire from the Sellers, all of the Shares, free and clear of any Lien, at the Closing.

Section 2.02.  Purchase Price.  In consideration for the sale of all the Shares, the Purchaser shall pay to the Sellers proportionally to the capital stock held by each one of them, on the Closing Date, the Purchase Price (taking into account the actual amount of the Outstanding Debts as of the Closing Date), payable in cash as provided in Section 2.03,  less the Retained Amount, which shall be deposited in one or more escrow accounts with a reputable bank or agent specialized in providing escrows (the “Escrow Agent”) to be designated by mutual agreement among the Purchaser and the Sellers.

Section 2.03.  Payment Conditions.  The Purchase Price (less the Retained Amount) shall be paid on the Closing Date to the Sellers by means of  electronic transfer (TED) or a bank draft or any other similar mean of immediately available funds, in Reais, to the bank accounts set forth in Schedule 2.03 hereto.

Section 2.04.  Escrow.  The Retained Amount shall be held in escrow by the Escrow Agent pursuant to the terms and conditions set forth in the Escrow Agreements to be executed on the Closing Date, substantially in the form of Schedule 2.04 hereto, and the funds in escrow shall only be released:

(a) to the Purchaser or, at the Purchaser’s discretion, the Company to satisfy (i) indemnifications regarding the contingencies specified in Exhibit C hereto, (ii) indemnifications for unknown contingencies of the Company or representations and warranties provided by the Sellers, including but not limited to any tax issues, or (iii) the payment of eventual 2008 Adjusted Purchase Price, as set forth in Section 2.05 below; or

(b) to the Sellers upon expiration of the terms established in Section 1.01 above (see  definition of Retained Amount), for each Retained Amount.

Section 2.05.  Purchase Price Adjustment.  To the extent that the Company’s EBITDA in 2008 is less than the 2007 EBITDA, the Purchase Price shall be automatically adjusted to an amount in Reais equal to seven (7) times the Company’s EBTIDA in 2008 (the “2008 Adjusted Purchase Price”). For the purposes of determining the Company’s EBITDA in 2008, within up to 90 (ninety) days after December 31, 2008, the Purchaser shall cause the Company to provide the Sellers with a written and audited statement describing the Company’s EBITDA in 2008, prepared in accordance with Brazilian GAAP and in a manner consistent with the manner in which the 2007 EBITDA was determined by the Parties. Should the Purchaser and the Sellers agree on the amounts so presented as the Company’s EBITDA in 2008, then the amount of the difference between the Purchase Price and the 2008 Adjusted Purchase Price (plus the amount to be determined in accordance with Section 2.07(b)(i), if any) shall, within 30 (thirty) Business Days after the presentation of the mentioned statement by the

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Company, be released from the Escrow Account in benefit of the Purchaser, provided however that in no event the adjustment shall exceed the amount equivalent to 20% of the Purchase Price accrued of interests (if any), obtained with the investments permitted under the Escrow Agreement, specifically in relation to the portion of Retained Amount corresponding to the 2008 Adjusted Purchase Price. Should the Purchaser and the Sellers disagree with the amounts presented by the Company as the Company’s EBITDA in 2008, and should the Parties and their respective external auditors not be able to reach an agreement upon such values within 30 (thirty) Business Days as from the presentation of referred original statement, then the Parties shall jointly appoint (and equally bear the costs of) another auditing firm selected among Deloitte Touche Tomahatsu, KPMG, Ernst&Young or PriceWaterhouseCoopers. Should the Parties not reach an agreement as to the third auditing firm within the immediately subsequent 5 (five) Business Days, then it shall be chosen following the order that they appear above. The retained third auditing firm shall, within 15 (fifteen) Business Days following its engagement, issue a final and binding statement contemplating the Company’s EBITDA in 2008 (the third auditing firm shall prepare and issue its final statement in accordance with Brazilian GAAP and in a manner consistent with the manner in which the 2007 EBITDA was determined by the Parties). The payment of the Adjusted Purchase Price (plus the amount to be determined in accordance with Section 2.07(b)(i), if any), if any, derived from the final statement by the third auditing firm shall be made within 5 (five) Business Days as from the issuance of such final statement.

Section 2.06.  Supplementary Purchase Price.  (a) Subject to the Company’s EBITDA in 2010 being equal to or greater than R$ 4,449,200, the Purchaser shall then pay to the Sellers the difference between six (6) times the Company’s EBITDA in 2010 and seven (7) times the 2007 EBITDA (R$ 21,826,000.00), less any unpaid disclosed or undisclosed contingencies (other than Outstanding Debts) from pre-closing which exceeds R$ 100,000.00 ("Supplementary Purchase Price"). The Supplementary Purchase Price in no event shall be greater than R$ 27,750,000.00. For the purposes of determining the Company’s EBITDA in 2010, within up to ninety (90) days after December 31, 2010, the Purchaser shall cause the Company to provide the Sellers with a written and audited statement describing the Company’s EBITDA in 2010, prepared in accordance with Brazilian GAAP and in a manner consistent with the manner in which the 2007 EBITDA was determined by the Parties. Should the Purchaser and the Sellers agree on the amounts so presented as the Company’s EBITDA in 2010, then the Supplementary Purchase Price shall, within 30 (thirty) Business Days after the presentation of the mentioned statement by the Company, be paid by the Purchaser to the Sellers. Should the Purchaser and the Sellers disagree with the amounts presented by the Company as the Company’s EBITDA in 2010, and should the Parties and their respective external auditors not be able to reach an agreement upon such values within 30 (thirty) Business Days as from the presentation of referred original statement, then the Parties shall jointly appoint (and equally bear the costs of) another auditing firm selected among Deloitte Touche Tomahatsu, KPMG, Ernst&Young or PriceWaterhouseCoopers. Should the Parties not reach an agreement as to the third auditing firm within the immediately subsequent 5 (five) Business Days, then it shall be chosen following the order that they appear above. The retained third auditing firm shall, within 15 (fifteen) Business Days following its engagement, issue a final and binding statement contemplating the Company’s EBITDA in 2010 (the third auditing firm shall prepare and issue its final statement in accordance with Brazilian GAAP and in a manner consistent with the manner in which the 2007 EBITDA was determined by the Parties). The payment of the Supplementary Purchase Price, if any, derived from the final

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statement by the third auditing firm shall be made within 5 (five) Business Days as from the issuance of such final statement. To the extent that the Company’s EBITDA in 2010 is greater than R$6,356,000, the Supplementary Purchase Price will be payable in February 2011 based on a multiple of six (6) times such capped amount of R$6,356,000 and the remaining amount of the Supplementary Purchase Price shall be paid in February 2012, provided however that this remainder will be due only if the actual Company’s EBITDA in 2011 corresponds to at least 90% of the Company’s EBITDA in 2010.

(b) If the Management Agreement contemplated by Section 5.04 hereto is terminated either by the Company without cause or by any of the Sellers with cause as provided for in Section 7.5 of the Management Agreement, then the Supplementary Purchase Price shall amount R$ 27,750,000.00, regardless of the actual amount of the Company’s EBITDA in 2010 and the Supplementary Purchase Price will then be payable in full in February 2011. For the avoidance of any doubt, the Management Agreement will be deemed to be terminated without cause by the Company if termination is made without the occurrence of any of the events described in Section 7.3 of the Management Agreement.

Section 2.07.  Outstanding Debts.  On the Closing Date the Purchaser undertakes to transfer to the Company the funds in the amount then estimated by the Parties for the debt described in Exhibit C with a view to repaying all Outstanding Debts, including without limitation the debentures issued by the Company, provided that the Sellers must obtain the consent of all lenders of the Company to accept the repayment of the debts without penalties and under the same terms and conditions set forth in the respective agreements and to the change in control of the Company. If it is not possible to pay any of the Outstanding Debts on the Closing Date, the Purchaser shall pay the remaining Outstanding Debts within thirty (30) days from the Closing Date, except for the debentures issued by the Company that must be paid on the Closing Date. The Parties hereby expressly agree that due to the nature of the Outstanding Debts the actual amounts that shall be paid may vary from the estimated amount of the Outstanding Debts on the Closing Date and the Parties shall make adjustments to the Purchase Price in order to reflect such variations should such difference be greater than R$20,000.00. If the actual amount of the Outstanding Debts is: (i) greater than the estimated amount of the Outstanding Debts on the Closing Date, then the Purchaser shall be entitled to adjust the Purchase Price to deduct the difference between the estimated amount of the Outstanding Debts on the Closing Date and the actual amount of the Outstanding Debts from the Purchase Price, with due observance to Section 2.05 above; and (ii) less than the estimated amount of the Outstanding Debts on the Closing Date, then the Purchaser shall cause the Company to pay to the Sellers the difference between the amount of the estimated amount of the Outstanding Debts on the Closing Date and the actual amount of the Outstanding Debts within thirty days as of the payment in full of the Outstanding Debts.

Section 2.08. Penalty upon Default. In case the Purchaser fails to pay any and all amounts due hereunder at its due date, such amounts shall be duly adjusted by the CDI from the date any of the payments are effectively due until the date the respective amount is paid by the Purchaser. Additionally, the Purchaser shall pay a punitive penalty (multa punitiva não-compensatória) of 2% over the outstanding amount duly adjusted by CDI, as described above.

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Section 2.09. Lakeland’s Guarantee. The Parties additionally agree that Lakeland shall guarantee to the Sellers any and all payments due hereunder by the Purchaser, provided, however, that the Sellers shall necessarily proceed first against the Purchaser before proceeding to enforce this guaranty and as a condition to payment or performance by Lakeland hereon.

Section 2.10. Right of First Refusal and Pledge of Shares.  (a) If the Purchaser, at any time before the payment of the Supplementary Purchase Price, receives an offer to sell its shares in the Company, it shall (i) give the Sellers the right to acquire those shares on the same terms and conditions set forth in such offer (“Right of First Refusal”), exercisable by written notice given by the Sellers to the Purchaser within thirty (30) days after the receipt of a notice from the Purchaser informing the terms and conditions of the offer and (ii) concurrently with the sale of the shares to a third party and as a condition of the latter to acquire shares in the Company, grant, or cause the third party acquiring the shares to grant, to the Sellers as security for the payment of the Supplementary Purchase Price a first priority security interest in and to shares representing 30% of the total issued and outstanding capital stock of the Company.

(b) The Purchaser shall not be bound to transfer shares to the Sellers as a result of the exercise of the Right of First Refusal by the Sellers if those shares do not represent all of the shares contemplated in the offer made by the third party.

(c) If the Sellers elect not to exercise its Right of First Refusal or if they fail to timely exercise the Right of First Refusal, then the Purchaser may sell the shares to the third party offering to purchase the shares.

ARTICLE 3
Representations and Warranties of the Sellers and Nordeste Empreendedor

A)    The Sellers severally represent and warrant to the Purchaser that each of the following representations and warranties is, as of the date hereof, and will be, on the Closing Date, true and correct and in full force and effect:

Section 3.01.  Existence and Power.  (a) Each of the Company and its Affiliates (including Prestserv) is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil. The Company has all corporate powers, governmental licenses, authorizations, permits, consents and approvals required to own its respective properties and to carry on its business as presently conducted. The Exhibit 3.01 contains a true and complete copy of the amended and restated bylaws of the Company, as currently in effect and shall be on the Closing Date duly registered before the appropriate trade board or applicable authorities. The Company has and will have as of the Closing Date all clearance certificates that enable the transaction contemplated herein to be performed as described in the Agreement. Except for Prestserv, the Company has no and will have no direct or indirect subsidiary.

Section 3.02.  Authorization, Required Filings and Consents.  (a) The execution, delivery and performance by the Sellers and the Company of this Agreement and the consummation of the transactions contemplated hereby are duly and validly authorized by all necessary corporate action,

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and no other corporate proceedings on the part of the Sellers, or the Company are necessary to consummate the transactions contemplated herein.

(b) Except for any contrary disposition hereof, no filing or registration with, or notification by the Sellers or the Company to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Sellers, or the consummation by the Sellers of the transactions contemplated by this Agreement.

Section 3.03.  Noncontravention.  The execution, delivery and performance of this Agreement and any other agreement or document related hereto and the consummation of the transactions contemplated hereby by the Sellers or the Company do not and will not (i) violate the organizational documents or its article of association, (ii) conflict with or violate any Law applicable to the Sellers, (iii) require any consent or other action by any Person, constitute a default, or give rise to any right of termination, cancellation, vesting or acceleration of any right or obligation, of the Company, or to a loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company, or (iv) result in the creation or imposition of any Lien on any asset of the Company.

Section 3.04.  Capitalization.  (a) Currently, the capital stock of the Company, totally subscribed and paid in, is of R$1,507,701.00, comprised of 1,492,624 shares of common stock and 15,077 shares of preferred stock and there are no (i) other outstanding shares (voting or not), other securities (voting or not) issued by the Company nor other ownership interests of the Company, (ii) securities issued by the Company convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests of the Company, except for the debentures described in Exhibit 3.04 hereto, which shall be totally redeemed on the Closing Date as set forth in Section 8 or (iii) options or other rights to acquire from the Company or from the Seller or, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(b) The Sellers shall be on the Closing Date the legal holder and registered owner of shares of common stock and shares of preferred stock of the Company, representing, in the aggregate, 100% of the Company’s voting and total capital stock. Exhibit 3.04(b) contains a table indicating the current ownership structure of the Company as of this date. Sellers further represents and warrants to Purchaser that, as of the date hereof until the Closing Date, Sellers will have full and valid title of the Shares, free and clear of any Lien or any third party rights, except for any contrary disposition in this Agreement.

Section 3.05.  Financial Statements.  Exhibit 3.05 hereto contains a true copy of the audited consolidated financial statements of the Company for the fiscal year ended on December 31, 2007 (the “Financial Statements”), which have been prepared in accordance with the Brazilian GAAP and consistent with the Company’s past practices. The Financial Statements are true, correct and complete, can be reconciled with the books and records of the Company in all aspects and adequately reflect the financial situation of the Company on such dates, as well as the results of the Company’s

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activities in the time periods, not having occurred any transactions out of the ordinary course of business.  All accounts, notes receivable and other receivables reflected in the Financial Statements are valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Financial Statements. Except as disclosed by the Sellers in this Agreement or in its Exhibits, all the financial or other debts of the Company, duly reflected in the Financial Statements, are not due on the date hereof and there is no current default under any obligation of the Company.

Section 3.06.  Properties.  (a) Except for the mortgages described in Exhibit 3.06(a), the Company has good and marketable, indefeasible, legitimate title, free and clear of any Liens, or, in the case of leased property and assets, has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Financial Statements. Except for the mortgages described in Exhibit 3.06(a), none of such property or assets is subject to any Lien.

(b) The properties and assets owned, leased or subleased or licensed by the Company, or which it otherwise has the right to use, constitute all of the properties and assets used or held for use in connection with the business of the Company and are adequate to conduct such business as currently conducted.  All of the Company’s properties and assets are in good working condition and repair, ordinary wear and tear excepted, and have been maintained in a manner consistent with generally accepted industry practice.

Section 3.07.  Absence of Certain Changes.  Except as (a) approved in writing by the Purchaser or (b) otherwise permitted or required by this Agreement, or (c) required by Law, any judgement, decree or order, or (d) in the ordinary course of business and consistent with past practices, as from December 31, 2007 and up to the date hereof, there has been:

(i) no physical damage, destruction, loss or abandonment of any asset or property of the Company;

(ii) no acquisition, sale, assignment, transfer, lease, sublease, license or other disposal of any asset or property of the Company;

(iii) no change in the management practices of the Company;

(iv) no change in the accounting policies and practices of the Company;

(v) no creation of any Liens on all or any portion of any asset or property of the Company;

(vi) no amendment, modification, alteration, failure to renew or termination of any contract;

(vii) no waiver of any rights of the Company or any cancellation of any claims, debts or accounts receivable owing to the Company, other than in the ordinary course of business;

(viii) no redemption of capital stock or declaration or payment of any dividends or distributions (whether in cash, securities or other property) to the current holders of capital stock of the Company and no other forms of transfer of funds from the Company to its shareholders;

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(ix) no issuance of shares of capital stock, notes, bonds or other securities, convertible or not into shares of capital stock, or any option, warrant or other right to acquire the same, or any other interest in the Company;

(x) no advance or capital contribution to or investment by the Company;

(xi) no entering into any joint venture or similar arrangement by the Company;

(xii) no entering into any form of financial agreement;

(xiii) no revaluation of any tangible or intangible assets of the Company;

(xiv) no litigation, which has had or could have an adverse effect on the Company or its financial condition;

(xv) no incurrence of any damage, destruction or similar loss, whether or not covered by insurance;

(xvi) no material adverse change in the Company’s financial condition, business, operations or prospects;

(xvii) no change in the labor conditions of the Employees, or increase in the compensation or benefits or establishment of any new bonus, insurance, severance, retirement, profit sharing, or other similar employee benefit plans to any Employees;

(xviii) no event that could reasonably be expected to prevent or materially delay the performance of the Sellers or the Company's obligation pursuant to this Agreement and the consummation of the transaction contemplated herein; and

(xix) no commitment by the Sellers or the Company to do any of the foregoing.

Section 3.08.  Contracts.  (a) Exhibit 3.08 (a)(i) hereto contains a list of all agreements entered into and executed by the Company in force as of this date. All the agreements presently in force to which the Company is a party were entered into and executed in the ordinary course of business, having conformed to all the required legal formalities, are valid, binding and in full force and effect and are enforceable against the Company. Except for those listed in Exhibit 3.08 (a)(ii), the Company is not in default of any obligations arising from these agreements, there is no event, occurrence, condition or act (including the Closing of the transaction contemplated herein) which, with the giving of notice or the lapse of time or both would become a default by the Company.

(b) Except for the agreements described in Exhibit 3.08(b), no consent or approval is required in order to consummate the transactions contemplated herein, including without limitation the change of control of the Company.

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Section 3.09.  Guaranties.  The Company has not secured any third parties’ obligations, including obligations of the Sellers.

Section 3.10.  Litigation.  (a) Except as disclosed in Exhibit 3.10(a) hereto, there is no, and on the Closing Date there will not be any, claim, action, suit, investigation or proceeding (or any basis thereof) pending against, threatened against or affecting, the Company or any of their respective properties before any court or arbitrator or any Governmental Authority.  Except as disclosed in Exhibit 3.10(a) hereto, the Company is not subject to any judgment, injunction, order, decree or arbitration award. There is no, and on the Closing Date there will not be any, claim, action, suit, litigation, investigation or proceeding (or any basis therefor) outstanding or pending against, threatened against or affecting the Company or any of their respective properties before any court or arbitrator or any Governmental Authority that would prevent the Company from entering into or implementing the transactions contemplated in this Agreement.

(b) The Sellers are not aware of any facts or circumstances which could result in a private or governmental claim, action, suit, investigation or proceeding (or any basis therefor) against the Company. On the Closing Date there will be no judgement, decree or order against the Company that could prevent, enjoy, or alter or delay any of the transactions contemplated herein.

Section 3.11.  Licenses and Permits.  Exhibit 3.11 correctly describes each license, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company (the “Permits”) together with the name of the Government Authority or other entity issuing such Permit.  The Seller represents and warrants that, as of the date hereof, and on the Closing Date (i) each Permit is valid and in full force and effect, (ii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any Permit and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.  The Permits constitute all of the material licenses, franchises, permits, certificates, approvals or other similar authorization necessary to conduct the Company’s business as currently conducted.

Section 3.12.  Intellectual Property Rights.  (a) Exhibit 3.12 contains a true and complete list of all Intellectual Property Rights owned by the Company and all Intellectual Property Rights used by the Company by license or other agreement.  The Intellectual Property Rights represent all items of intellectual property necessary to permit the Company to conduct its operations as currently conducted. Company's Intellectual Property Rights are duly registered, or may be the case, filed for registry, with INPI and are in good standing with all fees and filings due as of the date hereof and the Closing Date. Company's Intellectual Property Rights are not licensed in any way to any third party and the use thereof by any third party is not in any way authorized.

(b) There is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against the use by the Company of any Intellectual Property Right. Neither the Sellers nor the Company has received notice of any claims (i) challenging the validity, effectiveness or ownership of the Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company infringes on or misappropriates any

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intellectual property or other proprietary or personal right of any Person. All of the rights within the Intellectual Property are valid. There is no unauthorized use, infringement or misappropriation of any Company's Intellectual Property by any third party or by any Employee or former employee.

Section 3.13.  Taxes.  (a) Except as set forth in Exhibit 3.13 hereto, all Taxes and Tax Liabilities of the Company for all taxable periods before the date hereof and due until the Closing Date, were and shall be duly and timely performed, paid or accrued for. There is no proceeding against, or audit of, the Company now pending or threatened by any Governmental Authority regarding any Taxes assessed on and due by the Company.

(b) Except as set forth in Exhibit 3.13 hereto: (i) the Company has filed in a timely manner (or there has been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it and all such Tax Returns are true, complete and correct as filed; (ii) all Taxes required to be paid by the Company (including Taxes required to be deducted or withheld and paid over to a taxing authority) have been timely paid in full or are reflected as Tax reserve on the Financial Statements of the Company; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Taxes or Tax Returns of the Company; (iv) no audits or other administrative proceedings or court proceedings have formally commenced or are presently pending with regard to any Taxes or Tax Return of or including the Company, and no notification has been received by the Company or the Seller that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed (or required to have been filed) by or with respect to the Company; (v) there are no Liens for Taxes upon the assets of the Company; (vi) the Company is not a party to, is bound by, or has any obligation under any agreement or arrangement providing for the allocation, sharing or indemnification of Taxes or is otherwise obligated to indemnify any party for any Taxes; and (vii) the Company has not requested an extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

Section 3.14.  Employee Matters.  (a) Exhibit 3.14(a) hereto sets forth an accurate and complete list of the names, titles, hiring dates, accrued vacation time, current monthly rates of salary, bonus, employee benefits and other compensation of all employees (including, without limitation, managers, officers and directors) of the Company and of Prestserv, including any such employee who is on disability leave or any other leave of absence.

(b) There is no liability of any kind with respect to amounts withheld or deducted amounts from employees' earnings, for the period ending on or the date hereof and there will be no liability of any kind ending on or the Closing Date. The Company is in compliance with all Brazilian federal, state, municipal and other applicable laws and regulations relating to the employment of labour, including all such laws, regulations and orders relating to wages and hours, labour relations, civil rights, safety and health, workers' compensation, and social security and other taxes.

(c) There is no (and has not been during the last five years) labour strike, slow down, stoppage or other material labour difficulty, actual or threatened, against or affecting the Company.

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(d) The Company has established an adequate accounting reserve for all labour obligations, dues and liabilities with respect to the period until the date hereof. There are no overdue and payable sums owed to Employees, other than the respective accounting provisions.

(e) Neither the Seller nor the Company is a party to, and has no obligations under or with respect to, any collective bargaining or other labor union contract applicable to the Employees and no collective bargaining agreement is being negotiated by the Company that may obligate it thereunder.

Section 3.15.  Environmental Matters.  The Company has at all times been in compliance with all applicable Environmental Laws. The Company has applied for and received all permits required under Environmental Laws for their respective assets and business (“Environmental Permits”) and has, and will have until the Closing Date obtained or filed for all the Environmental Permits, approvals, licenses and authorizations required by law to carry on the business as now conducted by the Company. There are no pending claims in writing by any Governmental Authority or any other person in respect of Environmental Laws affecting the Company or the business. The Company has not received any written notice of any violations of any Environmental Laws or has received any written warning notices, administrative complaints, judicial complaints or other formal or informal notices from any person alleging that conditions of the business of the Company are, or may be, in violation of any Environmental Laws. There is not now, nor has there ever been, any treatment, storage, disposal, discharge or other type of release of hazardous substances on property adjacent to or near the real properties owned and/or leased by the Company or to the surface or ground water flowing to the real properties owned and/or leased by the Company which has resulted in contamination of such real properties.

Section 3.16.  Insurance.  Exhibit 3.16. contains all of the insurance policies or programs relating to the properties and assets of the Company in effect as of the date hereof. All of such insurance policies are and will be on the Closing Date (i) in full force and effect; (ii) underwritten by financially sound and reputable insurers, (iii) sufficient for all applicable requirements of law; and (iv) secure coverage in amounts and against all risks that are normal and customary for the operation of the businesses of the Company. All of such insurance policies will remain in full force and effect in accordance with their terms and will not terminate or lapse by reason of any of the transactions contemplated hereby. The Company is not in default with respect to its obligations under any of such Insurance Policies.

Section 3.17.  Powers of Attorney.  Exhibit 3.17 hereto contains copies of all powers of attorney granted by the Company and in full force and effect. The powers of attorney were validly granted by the Company and in good standing under its by-laws, and all acts executed pursuant any of the powers of attorneys were valid and effective.

Section 3.18.  Inventory. All the inventory of the Company are in good physical condition and are fully usable, merchantable, saleable and fit for the purpose for which it was manufactured or produced. The Company has no obligations, contingent or otherwise, to repurchase or replace any product it has sold other than in the ordinary course of business. The expected costs of such repurchases and replacements are expected to be consistent in amount and scope with prior experience.  There is no inventory on consignment. Except for inventory in transit in the ordinary course, the inventory is located in the main address at the Company or in any of its branches. From

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the date hereof until the Closing Date the Company and the Sellers undertake to take all the measures so as to prevent the occurrence of any changes in the inventory of the Company out of the ordinary course of business.

Section 3.19.  No Undisclosed Liabilities.  There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than (i) liabilities provided for in the Financial Statements; or (ii) disclosed in any Exhibit attached herein.

Section 3.20.  Certain Representations with respect to the U.S. Regulations.  Neither the Company, nor any of its Affiliates, nor any of its current or former shareholders (directly or indirectly), directors, officers, employees, agents or other persons acting on behalf of the Company have ever violated or committed any act or made any payment in violation of, or that requires disclosure under, the United States Foreign Corrupt Practices Act, including but not limited to have offered, promised or given, or authorized or approved the payment, gift or promise of anything of value, directly or through a third party, to any “government official” (broadly defined to include any official, employee or agent of an entity owned or controlled by a government, any official or employee of a public international organization, any candidate for political office, and any political party or party official) for the purpose of securing any improper business advantage for the Company or any of its Affiliates in relation to the business, including to obtain or retain business or agreements.

Section 3.21.  Representations Complete.  None of the representations or warranties made by the Sellers and the Company herein or in any other related document, have or will have at the Closing Date any untrue statement, or omits or will omit as of date hereof and at the Closing Date to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

B)    Nordeste Empreendedor represents and warrants to the Purchaser that each of the following representations and warranties is, as of the date hereof, and will be, on the Closing Date, true and correct and in full force and effect:

Section 3.22.  Existence and Power.  Nordeste Empreendedor is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil.

Section 3.23.  Authorization, Required Filings and Consents.  (a) The execution, delivery and performance by Nordeste Empreendedor of this Agreement and the consummation of the transactions contemplated hereby are duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Nordeste Empreendedor are necessary to consummate the transactions contemplated herein.

(b) No filing or registration with, or notification by Nordeste Empreendedor to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Nordeste Empreendedor, or the consummation by Nordeste Empreendedor of the transactions contemplated by this Agreement.

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Section 3.24.  Noncontravention.  (a) The execution, delivery and performance of this Agreement and any other agreement or document related hereto and the consummation of the transactions contemplated hereby by Nordeste Empreendedor do not and will not (i) violate the organizational documents or its article of association, (ii) conflict with or violate any Law applicable to Nordeste Empreendedor, nor (iii) require any consent or other action by any Person.

(b) For the purposes of Section 3.04, on or prior to the Closing Date, Nordeste Empreendedor (together with the members of the Board of Directors of the Company holding one (1) preferred class A share of capital stock of the Company each) agrees to sell, convey, assign, transfer and deliver to the Sellers and the Sellers agree to purchase and acquire from Nordeste Empreendedor (and from the members of the Board of Directors of the Company holding one (1) preferred class A share of capital stock of the Company each) all of the 15,077 shares of class A preferred stock jointly held by Nordeste Empreendedor and the members of the Board of Directors of the Company, so that on the Closing Date the Seller be the legal holder and registered owner of all the Shares, including such 15,077 preferred shares of class A stock, in the proportion set forth in Exhibit A hereto.

ARTICLE 4
Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Sellers and the Company that each of the following representations and warranties is, as of the date hereof, and will be, on the Closing Date, true and correct and in full force and effect:

Section 4.01.  Existence.  The Purchaser have been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization.

Section 4.02.  Authorization, Binding Effect.  The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the powers of the Purchaser and have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and Exhibits have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Seller and the Company, constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official.

Section 4.04.  No Conflict.  The execution and delivery of this Agreement by the Purchaser do not, and the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated herein will not, (i) conflict with or violate any provision of its by-laws, (ii) conflict with or violate any Law applicable thereto or by which any of its property or asset is bound

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or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any of their property or asset pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

Section 4.05.  Representations Complete.  None of the representations or warranties made by the Purchaser herein contains at the date hereof or will contain at the Closing Date any untrue statement of a material fact, or omits at the date hereof or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which made, not misleading.

ARTICLE 5
Covenants of the Company, the Sellers

Section 5.01.  Conduct of Business.

(a) From the date hereof until the Closing Date, the Sellers shall cause the Company to, and the Company shall conduct its business in the ordinary and usual course of business. In addition to the above, the Sellers shall not take any action that may lead the Company to cause or experience: (i) physical damage, destruction, loss or abandonment of any asset or property of the Company; (ii) acquisition, sale, assignment, transfer, lease, sublease, license or other disposal of any asset or property of the Company; (iii) any change in the management practices of the Company; (iv) any change in the accounting policies and practices of the Company; (v) creation of any Liens on all or any portion of any asset or property of the Company; (vi) any amendment, modification, alteration, failure to renew or termination of any material contract; (vii) waiver of any rights of the Company or any cancellation of any claims, debts or accounts receivable owing to the Company, other than in the ordinary course of business; (viii) redemption of capital stock or declaration or payment of any dividends or distributions (whether in cash, securities or other property) to the current holders of capital stock of the Company and no other forms of transfer of funds from the Company to its shareholders; (ix) issuance of shares of capital stock, notes, bonds or other securities, convertible or not into shares of capital stock, or any option, warrant or other right to acquire the same, or any other interest in the Company; (x) advance or capital contribution to or investment by the Company; (xi) entering into any joint venture or similar arrangement by the Company; (xii) entering into any form of financial agreement; (xiii) revaluation of any tangible or intangible assets of the Company; (xiv) litigation, which could have a material adverse effect on the Company or its financial condition; (xv) any loss to the Company; or (xvi) any adverse change in the Company’s financial condition, business, operations or prospects.

(b) If any of the events described above occurred or are reasonably expected to occur, the Sellers  shall promptly give notice to the Purchaser and to the extent possible, shall discuss with the Purchaser any action to be taken by the Company as a result thereof.

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(c) Notwithstanding Section 5.01(a) above, prior to the Closing Date the Company shall not, and the Sellers shall not cause the Company to, enter into, modify, amend or terminate any contract having an aggregate value of more than R$200,000.00, except as first approved in writing by the Purchaser.

Section 5.02.  Access to Information; Confidentiality.  From the date hereof until the Closing Date, the Company, and the Sellers  will (i) from time to time upon reasonable prior notice and during regular business hours, give the Purchaser and its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records relating to the Company, (ii) furnish to the Purchaser and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Sellers or the Company to cooperate with the Purchaser in its investigation of the Company. No investigation by the Purchaser or its counsel, financial advisors, auditors or any other person or other information received by the Purchaser or its counsel, financial advisors, auditors or any other person shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Sellers hereunder.

Section 5.03.  Exclusive Dealing.  From the date hereof until the Closing Date, the Company, the Sellers  shall cause their respective shareholders, officers, directors, employees, agents, representatives, financial advisors, attorneys, accountants and other agents to, as applicable, refrain from taking any action, directly or indirectly, to encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than the Purchaser and its respective Affiliates, concerning any direct or indirect sale of the capital stock of the Company or any merger, sale or transfer of assets or similar transaction involving the Company. The Company and the Sellers further agrees that, in the event of a breach of or a default under this Section 5.03, the remedies foreseen in Article 10 would be insufficient and that the aggrieved Party shall be entitled to (i) specific performance to enjoin any breach, or the continuation of any breach, of the provisions of this Section 5.03 and (ii) a punitive penalty (multa punitiva não-compensatória) for each of the violating party and for each violation individually the amount of R$500,000.00 (five hundred thousand Reais).

Section 5.04.  Certain Employees.   The Sellers shall continue in their current positions with the Company until December 31, 2011, and they shall cause Elton to serve as a manager of the Company until December 31, 2011, pursuant to the terms and conditions set forth in the Management Agreements to be executed on the Closing Date, substantially in the form of Exhibit 5.04 hereto and upon payment of a market salary.

ARTICLE 6
Covenants of the Company, the Sellers and the Purchaser

Section 6.01.  Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, the Parties hereto will use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including but not

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limited to the Purchaser’s obligation of using its best efforts to obtain and deliver to Wachovia Bank, National Association all the documents listed in Exhibit 6.01, for the purposes of meeting the condition set forth in Section 7.02(k). The Parties agree to cause the Company to execute and deliver all such documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 6.02.  Confidentiality.  From and after the date hereof, the Parties agree to hold, and to use their best efforts to cause their Affiliates and respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, any and all information regarding the terms and conditions of this Agreement, any financial, Tax-related or commercial information of the Parties (“Confidential Information”).  The terms and conditions of this Agreement may only be disclosed in the event that any of the Parties is compelled to disclose such information by law, rule, regulation, order or decree enacted by a Governmental Authority to which the Party is subject or as a result of judicial or administrative process in connection with any action, suit, proceeding or investigation.  In any event the terms and conditions of this Agreement are disclosed, the Party concerned shall take all such steps as may be reasonable in the circumstances to agree the contents of such disclosure with the other Party before making such disclosure.

Section 6.03.  Certain Filings.  The Parties agree to cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.04.  Public Announcements.  The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

ARTICLE 7
Conditions to Closing

Section 7.01.  Conditions to Obligations of the Purchaser and the Sellers.  The obligations of the Purchaser and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a) There shall not be threatened, instituted or pending any action or proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing by any Person before any court, arbitrator or governmental body, agency or official.

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(b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 7.02.  Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

(a) (i) Each of the Sellers shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of the Sellers contained in this Agreement and in any certificate or other writing delivered pursuant hereto (A) that are qualified by materiality or material adverse effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or material adverse effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, (iii) the Purchaser shall have received a certificate signed by each of the Sellers to the foregoing effect and such other information as the Purchaser may reasonably request to determine the satisfaction of this condition.

(b) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, (i) seeking to restrain, prohibit or otherwise interfere with the purchase and sale of the Shares or the ownership or operation by the Company or the Purchaser of all or any material portion of the business or assets of the Company or of the Purchaser or any of their respective Affiliates or to compel the Company or the Purchaser or any of their respective Affiliates to dispose of all or any material portion of the business or assets of the Company or of the Purchaser or any of their respective Affiliates, (ii) seeking to impose or confirm limitations on the ability of the Purchaser effectively to exercise full rights of ownership of the Shares, including without limitation, the right to vote all additional Shares on all matters properly presented to the Company’s stockholders or (iii) seeking to require divestiture by the Purchaser of any Shares.

(c) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the acquisition of the Shares, by any court, government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of the Purchaser could, directly or indirectly, result in any of the consequences referred to in clauses 7.02(b)(i) through 7.02(b)(iii) above.

(d) The Purchaser shall have received evidence establishing that, at the time of the Closing the representations and warranties contained in Section 3.04 shall be true and correct in all respects.

(e) The Purchaser shall have received all documents it may reasonably request relating to the existence of the Sellers and the authority of the Sellers to execute, deliver and perform this Agreement, all in form and substance satisfactory to the Purchaser.

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(f) All obligations, agreements, contracts, powers of attorney, plans, leases, arrangements and commitments owed between any Affiliate, on the one hand, and the Company, on the other hand, as of the Closing shall have been settled or terminated.

(g) The Purchaser shall have received the following clearance certificates in the name of the Seller and the Company: (i) Debt Clearance Certificate - CND issued by the Instituto Nacional do Seguro Social (Brazilian Social Security Institute - INSS); (ii) Federal Taxes Clearance Certificate issued by the Secretaria da Receita Federal (Brazilian Federal Revenue Office); (iii) Clearance Certificate - CRS issued by the Fundo de Garantia por Tempo de Serviço (Brazilian Unemployment Compensation Fund - FGTS).

(h) The Purchaser shall have received (a) a written resignation from each one of the members of the Board of Directors of the Company, and (b) a written release from each member of the Board of Directors of the Company, releasing the Company from any and all obligations or liabilities that may be owed by the Company to such member in its capacity of member of Board of Directors and individual shareholder of the Company.

(i) The Purchaser shall have received evidence that the Company has obtained all the consents and approvals listed in Exhibit 3.08(b).

(j) The Purchaser shall have been satisfied, in its sole discretion, with the results of its legal, accounting, labor, tax and business due diligence review of the Company, including, without limitation, the operation, business, assets, working capital, liabilities and prospects of the Company and any Affiliates thereof.

(k) Wachovia Bank, National Association shall have disbursed the loan contemplated by the $30,000,000 Second Amended and Restated Promissory Note and the Third Modification to Note and Loan Agreement and Reaffirmation of Guaranty, among Lakeland, National Association Bank and others.

ARTICLE 8
Closing

Section 8.01.  Closing.  Subject to the terms and conditions set forth herein, and the satisfactory completion (or waiver) of each of the conditions precedents contemplated in Article 7 above, the closing of the deal contemplated by this contract ("Closing") shall take place at the offices of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga, at Alameda Joaquim Eugênio de Lima, 447, in the City of São Paulo, State of São Paulo, on May 9th, 2008 (“Closing Date”).

Section 8.02.  Closing Transactions.  On the Closing Date, the following actions shall be taken by the Parties, all of which considered to have taken place simultaneously ("Closing Transactions"):

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(i) The Purchaser shall pay to the Sellers the Purchase Price less the Retained Amount, in Reais, by wire transfer, in immediately available funds, to the Sellers’ bank account in Brazil, designated in Exhibit 2.03, and cause the Company to pay all the Outstanding Debts with due regard for item 2.07.

(ii) The Parties shall hold a shareholders' meeting in the form contained in Exhibit 8.02(ii) hereto in order to accept the resignation of actual members of Board of Director of the Company and elect the new members of the Board of Directors, to be appointed by the Purchaser.

(iii) The Purchaser shall deposit the Retained Amount with the Escrow Agent upon execution and delivery of the Escrow Agreements, substantially in the form of Schedule 2.04 hereto.

(iv) The Sellers and the Purchaser shall execute in the share transfer book (livro de transferência de ações nominativas) of the Company deeds of transfer of 1,492,624 shares of common stock and 15,077 shares of preferred stock, representing, in the aggregate, 100% of the Company’s voting and total capital stock, free and clear of any Liens, together with all documents reasonably required to transfer assign and deliver title to such Shares to the Purchaser.

(v) The Company and Miguel, Marcia, Elder and Elton shall execute and deliver the Management Agreements contemplated by Section 5.04.

(vi) The Company and Wachovia Bank, National Association  shall execute and deliver certain collateral agreements on terms and conditions to be mutually agreed by the Purchaser and Wachovia Bank, National Association , pursuant to which the Company shall grant a first priority security interest in and to all of its assets to secure the payment of all amounts required to be paid under the Third Modification to Note and Loan Agreement and Reaffirmation of Guaranty, among Lakeland, Wachovia Bank, National Association and others.

(vii) Each Party shall confirm that all the representations and warranties given by them are true and correct as of the Closing Date; and that there has not been any breach of the representations and warranties given by each Party nor of any covenant pursuant to this Agreement.

ARTICLE 9
Post-Closing Obligations

Section 9.01.  Employees of Prestserv.  Within six (6) months from the Closing Date, the Parties shall negotiate in good faith the terms pursuant to which the Company shall absorb the employees of Prestserv associated with the activities of production and manufacture of personnel equipment of the Company. The Parties shall agree on terms that are less burdensome to the Company.

Section 9.02.  Non Compete and Non-Solicitation.  (a) Each of the Sellers agrees that for a period of seven (7) years from the Closing Date (or 7 (seven) years from the termination of the relevant Management Agreements, whichever occurs later), it shall not, directly or indirectly (i) provide consulting or other services to, serve as a director or other advisor to, maintain any employee relationship with, or make any loan, extend credit to, or have any ownership interest in, any Person that competes with the Business or operates a business similar to the Business within the territory of

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Brazil, (ii) solicit any Person not to conduct business with the Company, the Purchaser or their respective Affiliates or to conduct its business with any Person that operates a business similar to the Business within the territory of Brazil or otherwise interfere with such customer relationship.

(b) None of the Sellers shall directly or indirectly, and the Sellers shall cause any of their respective Affiliates or Persons in which they have or may have an equity interest, not to directly or indirectly, at any time prior to the 7th (seventh) anniversary of the Closing Date, solicit (x) any Person who is offered employment by the Company or their respective Affiliates, not to accept such offer of employment or (y) any Person who is employed by the Company or their Affiliates, to leave the employment in the Company or their Affiliates and to work for, or to form a new entity with any Person.

(c) Each of the Sellers hereby acknowledges and agrees that the provisions of this Section 9.02 are reasonable and necessary for the Company, the Sellers, the Purchaser and their respective Affiliates’ protection and that if any portion thereof shall be held contrary to Law or invalid or unenforceable in any respect in any jurisdiction, or as to one or more periods of time, areas of business activities, or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect and that any such invalid or unenforceable provision shall be deemed, without further action on the part of any Person, modified and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Each of the Parties further agrees that, in the event of a breach of or a default under this Section 9.02, the remedies foreseen in Article 10 would be insufficient and that the aggrieved Party shall be entitled to (i) specific performance to enjoin any breach, or the continuation of any breach, of the provisions of this Section 9.02 and (ii) a punitive penalty (multa punitiva não-compensatória) for each of the violating party and for each violation individually considered in the amount of R$500,000.00 (five hundred thousand Reais), being such penalty exclusively due by the defaulting Seller.

Section 9.03.  Access to Books and Records.  On and after the Closing Date, the Sellers will afford promptly to the Company, the Purchaser, Lakeland and their respective agents reasonable access to its books of account, financial and other records (including, without limitation, accountant’s work papers), information, employees and auditors to the extent necessary or useful for the Company, the Purchaser or Lakeland in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company.

Section 9.04.  Non-disparagement. From the date hereof until the termination hereof, Sellers will not, and will not permit any of their respective Affiliates, to knowingly make any statement, written or oral, which disparages or is derogatory to the Company in any communications with any Person.

ARTICLE 10
Indemnification

Section 10.01.  Indemnification.  Subject to Sections 10.02 and 10.03 below, each Party hereby agrees to indemnify and hold the other Party, the Company and its shareholders, officers, directors and employees, and their respective Affiliates and successors (“Indemnified Parties”), harmless from any and all liability, loss, damage, fine, penalty, partially or totally non-existing assets or receivables,

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claims, awards, judgments, costs and expenses (including reasonable fees and expenses of attorneys) (“Losses”) incurred or suffered by any of the Indemnified Parties in connection with, relating to or as a result of (i) any misdisclosure, inaccuracy, untruthfulness, violation or breach of any representations and warranties given in this Agreement; and/or (ii) any breach  of any covenant or agreement contained in this Agreement. Additionally, the Sellers hereby agree to indemnify and hold the Indemnified Parties, harmless from any and all Losses incurred or suffered by any of the Indemnified Parties in connection with, relating to or as a result of any and all debts and liabilities of any kind (tax, labour, civil, environmental etc.), including but not limited to those related to judicial or administrative procedures, resulting from any act or omission, fact, event or circumstance related to the Company or its business that occurred on or prior to the Closing Date, which have not been recorded in the Financial Statements, whether or not known by the Sellers and whether or not included in the Exhibits hereto attached, or which, if recorded in the Financial Statements, are not adequately provisioned in the Company’s accounting records.

Section 10.02.  Survival of Indemnity Obligation.  The obligation to indemnify pursuant to this Article 10 shall remain in full force and effect for the survival periods of the indemnification obligations according to the applicable law.

Section 10.03.  Indemnification Procedures.  (a) In the event that any action, suit, proceeding, demand, assessment or other notice of claim (“Claim”) is at any time instituted against or made upon any Indemnified Party for which indemnification may be due from the Sellers pursuant to Section 10.01 above, such Indemnified Party shall notify the Sellers of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Agreement. The Sellers shall have the right, at its election, to take over the defense of such claim by giving written notice to the Indemnified Party at least 5 (five)  Business Days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Sellers make such election, they may conduct the defense of such claim through counsel reasonably acceptable to the Indemnified Party, shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim; provided, that if the Indemnified Party shall have concluded that there may be legal defenses available to it which are different from or in conflict with those available to the Seller, the Indemnified Party shall have the right to select separate counsel (reasonably acceptable to the Sellers) to assume such legal defenses or to otherwise participate in the defense of such action at the expense of the Sellers. The Sellers shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party. So long as the Sellers are diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense; provided, that the Seller shall not be obligated to indemnify the Indemnified Party in connection with any such payment or settlement unless the Seller shall have consented thereto, such consent not to be unreasonably withheld. If the Sellers do not make an election to take over defense or settlement of a claim, or having made such election does not, in the reasonable opinion of the Indemnified Party, proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Seller Party), at the expense of the Sellers, take over the defense of and proceed to handle such claim in its discretion and the Sellers shall be bound by any defense or settlement that the Indemnified Party may make in good faith.

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(b) The Party responsible for the conduct of the defense of a lawsuit or arbitration proceeding shall provide the other Party with copies of the main court or arbitration filings (peças processuais) as well as quarterly reports regarding the conduct of the defense, which shall include, among others, the status and the analysis of the probability of success of such defense.

Section 10.04.  Cooperation.  The Parties agree to cooperate in defending such claims and the Sellers, the Company and the Indemnified Party shall provide any information necessary to the other party and such access to its books, records and properties as any Seller or Indemnified Party shall reasonably request with respect to any matter for which indemnification is sought thereunder; and the parties hereto agree to cooperate with each other in order to ensure the adequate defense thereof. Any information obtained under these provisions shall be deemed confidential and its use in relation to any third party or any claim shall be used upon and in accordance with a prior written agreement between the Indemnified Party and the Seller.

Section 10.05.  Due Date.  (a) With regard to third party claims for which indemnification is payable hereunder such indemnification (and not expenses and similar costs, which become due as and when incurred) shall become due by the Seller upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five Business Days  after the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim in accordance with the preceding paragraphs.  Notwithstanding the foregoing, the reimbursement of expenses, fees and similar costs of the Indemnified Party shall be due on a current basis by the Sellers if such expenses are a liability of the Sellers. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be due promptly by the Sellers upon demand by the Indemnified Party.

(b) Any amounts to be indemnified by a Party to another Party shall be duly adjusted by the CDI from the date any of the Losses are effectively incurred, suffered or paid by the Indemnified Party until the date the respective indemnification is paid by the Sellers. All payments to be made by the Sellers pursuant to this Article 10 that are not paid after due date or a valid demand for payment is made (whichever is earlier) shall continue to be adjusted by the CDI from the date any such amount is due until the date of the respective payment. Additionally, the Seller shall pay a punitive penalty (multa punitiva não-compensatória) of 2% (two per cent) over the outstanding amount duly adjusted by CDI, as described above.

Section 10.06.  Guarantee (”Fiança”). To secure the payment of all amounts required to be paid by the Sellers under this Agreement, with interest at the rates set forth herein, and the full performance by the Sellers of all of the other terms, covenants and obligations set forth herein, the Sellers, with the consent of their spouses, hereby irrevocably and irreversibly, jointly and severally, guarantee the Sellers’ obligation to pay any indemnity under this Article 10, waiving all benefits under Articles 827, 834, 835, 836, 837,837, 838 and 839 of the Brazilian Civil Code.

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ARTICLE 11
Termination

Section 11.01.  Right to Terminate.  This Agreement may be terminated at any time prior to the Closing without liability or penalty to any of the Parties:

(i) by the mutual written consent of the Parties;

(ii) by either Party in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and unappealable; and

(iii) by either Party in the event that the Closing does not occur until 9th May 2008, so as long as the terminating Party is not in breach of any of its representations, warranties, covenants or agreements hereunder before the termination.

Section 11.02.  Effects of Termination.  In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall immediately become void and there shall be no liability on the part of any Party to this Agreement, except that:

(i) the obligations under Sections 6.02, 12.01 and 13.06 will survive; and

(ii) nothing in this Article 11 shall relieve either Party from liability for any breach, failure to perform or comply with this Agreement which has given the right to the other Party to exercise the right of termination pursuant to Section 11.1 of this Agreement.

Section 11.03.  Remedies.  (a) At any time prior to the Closing, either Party may:

(i) extend the time for the performance of any of the obligations or other acts of the other Party;

(ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or

(iii) waive compliance with any of the agreements or conditions contained in this Agreement.

(b) This Agreement may only be terminated prior to Closing and in accordance with Section 11.01 of this Agreement.  After the Closing has taken place, the indemnification rights provided for in Article 10 of this Agreement shall be the sole and ultimate remedy available to the Parties with respect to any breach of the representations and warranties of the Parties in this Agreement, and/or any breach of any covenant or other term in this Agreement.

ARTICLE 12
Dispute Resolution

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Section 12.01.  Arbitration.  (a) Any dispute arising between the Parties in connection with this Agreement, its interpretation, validity, performance, enforceability, breach or termination, shall be settled in an amicable way by the Parties by direct negotiations held in good faith for a term not exceeding 30 (thirty) calendar days.

(b) If, upon expiration of the 30-day period, the Parties have not reached an amicable settlement, the dispute must be submitted to the decision of an arbitration panel and shall be finally settled under the rules of Arbitration of the Chamber of Commerce Brasil-Canadá (“CCBC”) by 3 (three) arbitrators appointed in accordance with the said rules. Language of the proceeding shall be English. Place of arbitration and the issuance of the award shall be the City of São Paulo, State of São Paulo, Brazil. The claims and disputes taken before the arbitration proceeds shall be solved according to Brazilian law, which will also be applicable to solve any controversy regarding this arbitration Article. Notwithstanding the arbitration provisions above, the Parties hereto shall have the right to go to court in the County of São Paulo in order to (i) obtain injunctive relief or (ii) to enforce the submission of the other Party to the arbitration proceeding.

ARTICLE 13
Miscellaneous

Section 13.01.  Binding Effect. This Agreement will be binding and inure to the benefit of the Parties, their respective legal successors and permitted assignees.

Section 13.02.  Assignability.  The rights and obligations set forth in this Agreement must not be assigned, except for (i) the right of the Purchaser to act through any Affiliate incorporated in Brazil or elsewhere; or (ii) with the written consent of the other Parties.

Section 13.03.  Severability. In case any term or provision set forth in this Agreement is considered invalid, illegal or not applicable, due to any legal provision or final court decision, all the other conditions and provisions hereto will remain in full force and effect. In case any term or provision is considered invalid, illegal or inapplicable, the Parties will negotiate, in good faith, the amendment of this Agreement, so as to effect the original intent of the Parties hereto as closely as possible.

Section 13.04.  Waiver; Amendment.  (a) No failure of delay in exercising any right, power or privilege hereunder will be considered as a waiver thereof, nor will any single or partial exercise thereof prevent the future exercise thereof or the exercise of any other right, power or privilege. The rights and legal measures set forth herein will be cumulated and will not prevent any other rights or legal measures set forth in the law or in this Agreement.

(b) Any provision of this Agreement may only be amended or waived if through written form and signed by all the Parties hereto.

Section 13.05.  Notices.  All notices and communications required or allowed pursuant to this Agreement, will be made in written form, in English, and will be sent by registered mail, by fax (receipt confirmed) or e-mail (receipt confirmed), to the following addresses:

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If to the Purchaser:

Lakeland Industries Inc.
701 Koehler Avenue, suite 7
Ronkonkoma, NY 11779, USA
Fax: 631-981-9751
At.: Garry Pokrassa and Christopher J. Ryan
e-mail: GAPokrassa@lakeland.com and CJRyan@lakeland.com

if to the Sellers:

Miguel Antonio dos Guimarães Bastos
Condominio Encontro das Águas, Quadra I, Lote 39
42700-000 – Lauro de Freitas - BA
Fax: 55 71 3390-3013
E-mail: mgb@qualytextil.com.br

Elder Marcos Vieira da Conceição
Rua Clarival do Prado Valladares, 371, Condomínio Monte Trianon
Bairro Caminho das Arvores, CEP 41820-700
Salvador, BA
Fax: 55 71 3390-3013
E-mail: marcos.vieira@qualytextil.com.br

Márcia Cristina Vieira da Conceição Antunes
Alameda Cabo Frio, Quadra 34, Lote 10
Bairro Praias do Flamengo, CEP 41603-115
Salvador, BA
Fax: 55 71 3390-3013
E-mail: marciaantunes@qualytextil.com.br

if to the Company:

Qualytextil S.A.
Rua do Luxemburgo, 260
41.230-130  Salvador BA
Fax: (55 71) 3390-3001
At. Miguel Antonio dos Guimarães Bastos
e-mail: mgb@qualytextil.com.br
with copy to the Purchaser.

The Parties are entitled to amend, by means of written communication, pursuant to this Section 13.05, the addresses above.

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Section 13.06.  Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such cost or expense.

Section 13.07.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 13.08.  Entire Agreement. This Agreement (including the Exhibits attached hereto) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and offers, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 13.09.  Language. This Agreement is being executed in the English language. The version in the Portuguese language, a copy of which is attached hereto as Exhibit 13.09, is only for reference of the Parties. In the event of any discrepancy between the English and Portuguese versions of this Agreement, the English version of the Agreement shall prevail.

Section 13.10.  Applicable Law.  This Agreement is governed and interpreted in accordance with the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written, in the presence of the two witnesses named below.

São Paulo, May 2, 2008.

LAKELAND DO BRASIL EMPREENDIMENTOS E PART. LTDA.

By:	/s/ Jose Tavares Lucena
Name:	Jose Tavares Lucena
Title:	Administrator

LAKELAND INDUSTRIES, INC.

By:	/s/ Gary A. Pokrassa
Name:	Gary A. Pokrassa
Title:	CFO

MIGUEL ANTONIO DOS GUIMARÃES BASTOS

By:	/s/ Miguel Antonio Dos Guimaraes Bastos

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ELDER MARCOS VIEIRA DA CONCEIÇÃO

By:	/s/ Elder Marcos Vieira Da Conceicao

MÁRCIA CRISTINA VIEIRA DA CONCEIÇÃO ANTUNES
By:	/s/ Marcia Cristina Vieira Da Conceicao Antunes

NORDESTE EMPREENDEDOR FUNDO MÚTUO DE INV. EM EMP. EM.

By:
Name:
Title:

By:
Name:
Title:

QUALYTEXTIL S.A.

By:	/s/ Miguel G. Bastos	By:	/s/ Elder Marcos Vieira da Conceicao
Name:	Miguel G. Bastos	Name:	Elder Marcos Vieira da Conceicao
Title:	CFO	Title:	CEO

CONCEIÇÃO MARIA PASSOS DE QUEIROZ

By:	/s/ Conceicao Maria Passos De Queiroz

ELTON DE CARVALHO ANTUNES

By:	/s/ Elton De Carvalho Antunes

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WITNESSES:

1.	2.
Name:	Name:
ID:	ID: